Issuer Name:                 The Ziegler Companies, Inc.
Reporting Person:            Ziegler, Peter D.
                             4363 Stoney Lane
                             Slinger, Wisconsin 53086
Social Security Number:      ###-##-####
Statement for:               April 1997
Relationship of
Reporting Person
to Issuer:                   Officer - President and Chief Executive Officer
Title of Security:           Common Stock
Transaction Date:            April 30, 1997
Transaction Code:            J (acquired through the
                             1989 Employees' Stock Purchase Plan)
Amount of
Securities Acquired:         1,120
Price:                       $15.94
Amount of Securities
Beneficially Owned
at End of Month:             12,120
Ownership Form:              Direct
Amount of Securities
Beneficially Owned
at End of Month:             3,400
Ownership Form:              Indirect (Custodian)
Amount of Securities
Beneficially Owned
at End of Month:             10,450
Ownership Form:              Indirect (Co-Trustee)
Amount of Securities
Beneficially Owned
at End of Month:             1,800
Ownership Form:              Indirect (Children)